UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  *

Name of Issuer:  Oxford Finance Corporation

Title of Class of Securities: Common Stock

CUSIP Number: 69144T207


            (Date of Event Which Requires Filing of this Statement)

                               December 31, 2002

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/X/ Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 69144T207

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person


            Mark E. Brady

2.    Check the Appropriate Box if a Member of a Group

            a.
            b.    X

3.    SEC Use Only


4.    Citizenship or Place of Organization

            United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.    Sole Voting Power:



6.    Shared Voting Power:

            375,900

7.    Sole Dispositive Power:



8.    Shared Dispositive Power:

            375,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            375,900

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.   Percent of Class Represented by Amount in Row (9)

              8.35%

12.   Type of Reporting Person

              IN

CUSIP Number: 69144T207

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person


              Robert J. Suttman

2.    Check the Appropriate Box if a Member of a Group

              a.
              b.  X

3.    SEC Use Only


4.    Citizenship or Place of Organization

              United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:


6.    Shared Voting Power:

              375,900

7.    Sole Dispositive Power:


8.    Shared Dispositive Power:

              375,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

              375,900

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.   Percent of Class Represented by Amount in Row (9)

              8.35%

12.   Type of Reporting Person

              IN

CUSIP Number: 69144T207

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person

              Ronald L. Eubel

2.    Check the Appropriate Box if a Member of a Group

              a.
              b.  X

3.    SEC Use Only


4.    Citizenship or Place of Organization

              United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:

              1,000

6.    Shared Voting Power:

              375,900

7.    Sole Dispositive Power:

              1,000

8.    Shared Dispositive Power:

              375,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

              376,900

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.   Percent of Class Represented by Amount in Row (9)

              8.38%

12.   Type of Reporting Person

              IN

CUSIP Number: 69144T207

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person


              William Hazel

2.    Check the Appropriate Box if a Member of a Group

              a.
              b.  X

3.    SEC Use Only


4.    Citizenship or Place of Organization

              United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:


6.    Shared Voting Power:

              343,900

7.    Sole Dispositive Power:


8.    Shared Dispositive Power:

              343,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

              343,900

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.   Percent of Class Represented by Amount in Row (9)

              7.64%

12.   Type of Reporting Person

              IN

CUSIP Number: 69144T207

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person

              Bernie Holtgreive

2.    Check the Appropriate Box if a Member of a Group

              a.
              b.  X

3.    SEC Use Only


4.    Citizenship or Place of Organization

              United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:


6.    Shared Voting Power:

              343,900

7.    Sole Dispositive Power:


8.    Shared Dispositive Power:

              343,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

              343,900

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.   Percent of Class Represented by Amount in Row (9)

              7.64%

12.   Type of Reporting Person

              IN

CUSIP Number: 69144T207

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person

              Eubel Brady & Suttman Asset Management, Inc.

2.    Check the Appropriate Box if a Member of a Group

              a.
              b.  X

3.    SEC Use Only


4.    Citizenship or Place of Organization

              Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.    Sole Voting Power:


6.    Shared Voting Power:

              343,900

7.    Sole Dispositive Power:


8.    Shared Dispositive Power:

              343,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

              343,900

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.   Percent of Class Represented by Amount in Row (9)

              7.64%

12.   Type of Reporting Person

              IA, CO

Item 1(a)     Name of Issuer:  Oxford Finance Corporation

      (b)     Address of Issuer's Principal Executive Offices:

              133 N. Fairfax St.
              Alexandria, VA 22314

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Persons Filing:

              Mark E. Brady
              Robert J. Suttman
              Ronald Eubel
              William Hazel
              Bernie Holtgreive
              Eubel Brady & Suttman Asset Management, Inc.
              7777 Washington Village Drive
              Ste. 210
              Dayton, Ohio 45459

              Mark E. Brady, Robert J. Suttman, Ronald L. Eubel, William Hazel and Bernie Holtgreive - United States citizens

              Eubel Brady & Suttman Asset Management, Inc. - Delaware corporation

      (d)     Title of Class of Securities:  Common Stock

      (e)     CUSIP Number: 69144T207

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

      (a)   / /  Broker or dealer registered under Section 15 of the Act,

      (b)   / /  Bank as defined in Section 3(a)(6) of the Act,

      (c)   / /  Insurance Company as defined in Section 3(a)(19) of the Act,

      (d)   / /  Investment Company registered under Section 8 of the
                 Investment Company Act,

      (e)   /X/  Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940,

      (f)   / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

      (g)   / /  Parent Holding Company, in accordance with Rule
                 13d-1(b)(ii)(G),

      (h)   / /  Savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act,

      (i)   / /  Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

      (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4.    Ownership.

            (a)  Amount Beneficially Owned:  Mark E. Brady - 375,900; Ronald
                 L. Eubel - 376,900; Bernie Holtgreive, William Hazel and Eubel Brady & Suttman Asset Management, Inc. - 343,900; Robert J. Suttman - 375,900

            (b) Percent of Class: Mark E. Brady - 8.35%; Ronald L. Eubel - 8.38%; Bernie Holtgreive, William Hazel and Eubel Brady & Suttman Asset Management, Inc. - 7.64%; Robert J. Suttman - 8.35%

            (c) Mark E. Brady - 375,900 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 375,900 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

                 Robert J. Suttman - 375,900 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 375,900 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

                 Ronald L. Eubel - 375,900 shares with shared power to vote or to direct the vote; 1,000 shares with sole power to vote or to direct the vote; 375,900 shares with shared power to dispose or to direct the disposition of; 1,000 shares with the sole power to dispose or to direct the disposition of

                 Bernie Holtgreive, William Hazel and Eubel Brady & Suttman Asset Management, Inc. - 343,900 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 343,900 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.     Ownership of Five Percent or Less of a Class.

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

Item 9.     Notice of Dissolution of the Group.

            N/A

Item 10.

With respect to Mark E. Brady, Robert J. Suttman, Ronald L. Eubel, William Hazel and Bernie Holtgreive:

      Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to EBS Asset Management, Inc.:

      Certification for Rule 13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to all Reporting Persons:

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      /s/ Ronald L. Eubel
      _________________________
      Ronald L. Eubel

      /s/ Mark E. Brady
      __________________________
      Mark E. Brady

      /s/ Robert J. Suttman, II
      __________________________
      Robert J. Suttman, II

      /s/ William Hazel
      ______________________
      William Hazel

      /s/ Bernie Holtgreive
      _____________________
      Bernie Holtgreive

      EUBEL BRADY & SUTTMAN
      ASSET MANAGEMENT, INC.

By:   /s/ Ronald L. Eubel
      ___________________
      By: Ronald L. Eubel
          Chief Executive Officer

      February 14, 2003
      _________________
      Date

                                   AGREEMENT
            The undersigned agree that this Schedule 13G dated February 14, 2003 relating to the Common Stock of Oxford Financial Corporation shall be filed on behalf of the undersigned.


                 /s/ Ronald L. Eubel
                 ___________________________
                     Ronald L. Eubel

                 /s/ Mark E. Brady
                 ____________________________
                     Mark E. Brady

                 /s/ Robert J. Suttman, II
                 ____________________________
                     Robert J. Suttman, II

                 /s/ William Hazel
                 _____________________________
                    William Hazel

                 /s/ Bernie Holtgreive
                 _____________________
                     Bernie Holtgreive

                 EUBEL BRADY & SUTTMAN
                 ASSET MANAGEMENT, INC.

                 /s/ Ronald L. Eubel
                 ___________________
            By:  Ronald L. Eubel
                 Chief Executive Officer


00843.0001 #384823